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                 December 17, 2021

       Gerald Bernstein
       Chief Financial Officer
       Siyata Mobile Inc.
       1001 Lenoir St Suite A-414
       Montreal, QC H4C 2Z6

                                                        Re: Siyata Mobile Inc.
                                                            Registration
Statement on Form F-1
                                                            Filed December 14,
2021
                                                            File No. 333-261644

       Dear Mr. Bernstein:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Alexandra Barone, Staff Attorney, at (202) 551-8816 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Ross Carmel, Esq.